Kimberly-Clark Reports Third Quarter Results

Sales Increased 6 Percent to $3.9 Billion; Diluted Earnings Were 89 Cents Per Share, a Gain of  7 Percent and In Line With Previous Guidance for the Quarter

Strong Cash Flow Continues; Company Raises 2004 Share Repurchase Target by a Further $200 Million
to $1.6 Billion

DALLAS, October 25, 2004—Kimberly-Clark Corporation (NYSE: KMB) today reported net sales of its health and hygiene brands in the third quarter of 2004 grew more than 6 percent to approximately $3.9 billion. Diluted net income for the quarter was 89 cents per share, an increase of 7 percent from the prior year and consistent with the company’s previous guidance of 88 to 90 cents per share. When compared with earnings before unusual items of 85 cents per share in 2003, third quarter earnings per share rose 5 percent. Last year’s unusual item is described below.

        Higher sales volumes, up 3 percent, and a higher-value sales mix, which added 1 percent, were primarily responsible for the increase in third quarter sales. Currency benefits also contributed 2 percent to the top-line improvement, while net selling prices overall were unchanged from the prior year.

        The growth in earnings per share in the third quarter was achieved despite further price competition in diapers and training pants as well as higher maintenance and other costs related to pulp operations, which are slated to be spun off shortly. The company also absorbed costs of approximately $20 million related to previously announced changes that will further improve the efficiency of the company’s diaper operations and support growth in key markets around the world. The quarter’s results also reflect

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cost savings of approximately $40 million, continued strong cash flow and improvement in return on invested capital (ROIC).

        Free cash flow (cash from operations less capital spending and dividends) climbed to nearly $1.2 billion through nine months, eclipsing last year’s full-year record of $1.1 billion and enabling the company to boost planned 2004 share repurchases by an additional $200 million to $1.6 billion.

        Chairman and Chief Executive Officer Thomas J. Falk said, “We are continuing to deliver on our commitments in a challenging business environment. Sales and earnings are up, and our returns are headed in the right direction, with ROIC increasing sequentially for the fourth consecutive quarter. Moreover, our cash flow remains strong in spite of tough competition and inflationary cost pressures. I’m encouraged by the way K-C teams around the world are executing the disciplined strategies of our Global Business Plan and by their relentless focus on building our brands.”

Unusual item in 2003

        Last year’s third quarter results included pretax costs of $18 million, equivalent to 2 cents per share, to call $400 million of debentures. The redemptions enabled the company to lower its financing costs.

        Kimberly-Clark management believes that, because of the nature of this unusual item, investors’ understanding of the company’s performance is enhanced by disclosing earnings per share before the unusual item as a reasonable basis for comparison of the company’s ongoing results of operations. The attached Earnings Summary schedule provides a reconciliation of earnings per share before the unusual item to diluted net income per share determined in accordance with generally accepted accounting principles.

Review of third quarter sales

        Sales grew versus the prior year in each of the company’s business segments – Personal Care, Consumer Tissue and Business-to- Business – as well as in all major geographic regions. In

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addition, sales volume growth continued to track in-line with the company’s long-term targeted range of 3 to 5 percent.

        Key contributors to the quarter’s sales volume gains were all-time record sales of GoodNites youth pants, highlighting a fifth consecutive quarter of double-digit growth for the child care sector in North America, continued double-digit growth for incontinence care in North America, driven by the company’s market-leading Poise and Depend brands, and an 8 percent improvement in Health Care volumes globally. Other areas of volume strength included Huggies diapers and baby wipes and Kleenex facial tissue in North America, K-C Professional’s brands in North America and Europe, Andrex bathroom tissue in Europe, as well as operations throughout most of Latin America and in Australia.

        Sales of personal care products were more than 4 percent higher in the third quarter. Sales volumes and currency-related benefits both contributed 2 percent and product mix added 1 percent, with net selling prices partially offsetting the gains by 1 percent.

        Personal care sales in North America improved about 4 percent versus the prior year, on the strength of the previously mentioned volume gains for child and incontinence care brands, along with higher shipments of Huggies diapers and baby wipes of 4 percent and 7 percent, respectively. In total, sales volumes were up more than 5 percent, while net selling prices were nearly 2 percent lower. In Europe, sales decreased approximately 5 percent. Currency effects boosted sales 8 percent; however, sales volumes declined about 12 percent and net selling prices were down approximately 2 percent. In developing and emerging markets, personal care sales advanced 6 percent, with favorable currency, product mix, sales volumes and selling prices all contributing to the improvement.

        Sales of consumer tissue products increased about 4 percent, driven by currency effects, primarily in Europe, of more than 3 percent and volume growth of almost 2 percent.

        In North America, sales of consumer tissue products rose 7 percent. Sales volumes and net selling prices both increased 3

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percent and product mix was 1 percent better. The volume growth was due mainly to higher shipments of facial tissue, with the introduction of Kleenex Anti-Viral facial tissue contributing to a 6 percent gain, and Scott towels, up 3 percent. Net selling prices moved up as previously announced increases were implemented during the quarter. In Europe, consumer tissue sales rose more than 4 percent on favorable currency effects of 9 percent, partially offset by lower net selling prices and sales volumes. Consumer tissue sales in developing and emerging markets increased about 12 percent. The consolidation of Klabin Kimberly, the company’s former equity affiliate in Brazil, accounted for about half of the increase, and currency effects, net selling prices and product mix were also positive factors.

        Sales of business-to-business products increased 13 percent in the quarter. Overall sales volumes improved about 6 percent, led by strong growth of 8 percent in Health Care, as previously noted. In addition, sales volumes for K-C Professional were up 5 percent in North America and 4 percent globally, and higher sales of the company’s nonwovens products provided additional benefit. Currency effects positively affected sales by approximately 3 percent. Meanwhile, net pricing for the quarter was essentially unchanged from the prior year.

Other third quarter operating results

        Operating profit in the third quarter of 2004 was $630.6 million, more than 4 percent greater than the prior year. Key factors responsible for the increase included sales volume growth, improved product mix, cost savings and changes in currency exchange rates. These items more than offset higher pulp costs of about $15 million, other inflationary cost increases driven primarily by higher oil prices, as well as the previously mentioned $20 million in costs related to changes to the company’s diaper operations and higher maintenance and other costs at the company’s pulp operations of approximately $15 million. The operating profit comparison was also positively affected by a lower level of other income and expense, net, mainly as a result of the bond call costs in the third quarter of 2003.

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        The effective tax rate in the third quarter declined to 24.5 percent from 27.8 percent last year, due primarily to income tax benefits from the company’s ownership interest in a synthetic fuel partnership. The company’s participation in the partnership resulted in nonoperating expenses of $26 million which, together with the related tax benefits of almost $33 million, improved net income for the quarter by about $7 million, equivalent to 1 cent per share.

        Kimberly-Clark’s share of net income of equity companies of approximately $31 million in the third quarter rose more than 40 percent from the prior year, reflecting improved sales and net income at Kimberly-Clark de Mexico, S.A. de C.V. KCM’s sales rose nearly 12 percent, boosted by continued double-digit volume growth in its consumer businesses and higher selling prices. Last year’s results had been adversely impacted by currency effects as a result of changes in the value of the Mexican peso.

        Cash provided by operations of $747 million in the quarter improved sequentially from $736 million in the second quarter and was about 8 percent lower than last year’s all-time quarterly record of $810 million. During the quarter, Kimberly-Clark repurchased 8.9 million shares of common stock at a cost of $587 million, compared with spending of approximately $113 million in the third quarter of 2003 and $584 million in the first half of this year. The resulting lower share count benefited third quarter 2004 results by nearly 2 cents per share compared with the prior year.

        Capital spending in the third quarter was $109 million, bringing the year to date total to $329 million. As a result of productivity gains and success in leveraging the global scale of existing production capacity, capital spending levels in 2004 are tracking below the company’s long-term targeted range of 5 to 6 percent of sales. Therefore, the company has lowered its capital spending target for the year to approximately $500 million from the previous range of $600 to $650 million.

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2004 Outlook

        Commenting on the outlook, Falk said, “Given current business trends and our plans for the balance of the year, we expect to continue delivering on our commitments. We believe earnings in the fourth quarter will be in a range of 89 to 91 cents per share. In delivering these results, we expect continued volume growth in line with our long-term targeted range of 3 to 5 percent and further cost reductions that will help offset higher raw materials and energy costs. We should also benefit from a full quarter’s worth of consumer tissue price increases in North America, but expect price competition in diapers and training pants will remain intense.

        “Our guidance also reflects a negative impact of approximately 4 to 5 cents per share in the quarter for exiting noncore pulp and paper operations. This includes an estimated 2 to 3 cents per share of dilution and other costs related to the spin-off of Neenah Paper as well as anticipated costs of about 2 cents per share, to exit certain paper-related operations in Asia. We currently expect the spin-off will occur during the latter part of the quarter.

        “Our fourth quarter performance will enable us to deliver bottom-line results for the year solidly in line with our targeted range of $3.55 to $3.65 per share despite the 4 to 5 cents per share impact of exiting noncore operations and the approximately $40 million in pretax costs, equivalent to nearly 6 cents per share, to improve the competitive position of our global diaper business.

        “We also expect cash flow will continue to be strong over the balance of the year. Our success in generating cash from operations, combined with our capital efficiency, has enabled us to raise our commitment for share repurchases several times this year. As a result, by year’s end, we will have returned a total of $2.4 billion to our shareholders through dividends and share repurchases.”

Year-to-date results

        For the first nine months of 2004, sales of $11.4 billion were up more than 7 percent from $10.6 billion in the prior year, driven by an increase in sales volumes of nearly 5 percent and

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currency effects of approximately 3 percent. Operating profit rose more than 7 percent to $1,924 million in 2004 versus $1,790 million in 2003. Diluted earnings per share for the year-to-date were $2.70 versus $2.42 in 2003, an improvement of about 12 percent. Cash provided by operations also strengthened by approximately 4 percent to $2,098 million in 2004 from $2,019 million last year. Year-to-date share repurchases were 18.0 million shares totaling $1.2 billion.

        At September 30, 2004, total debt and preferred securities was $4.1 billion compared with $4.2 billion at the end of 2003.

Conference call

        A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).

About Kimberly-Clark

        Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – almost a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 132-year history of innovation, visit www.kimberly-clark.com.

        Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.

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To view these filings, visit the Investors section of the company’s Web site.

        Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company’s Annual Report on Form 10-K for the year ended December 31, 2003 entitled “Factors That May Affect Future Results.”

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KIMBERLY-CLARK CORPORATION
(Millions, except per share amounts)

EARNINGS SUMMARY:

There were no unusual items in 2004.

The following tables present the reconciliation of non-GAAP financial measures to reported GAAP financial measures.

Three Months Ended September 30, 2003:

	Income (Expense)	Diluted Earnings Per Share
Earnings Before Unusual
Items	$431.1	$.85
Charge for Unusual Item:
Callable Bonds	(11.4)	(.02)

Net Income	$419.7	$.83

Three Months Ended September 30, 2003:

Operating Profit
Before Unusual Items	$622.4
Callable Bonds	(18.4)

Operating Profit
As Reported	$604.0

Nine Months Ended September 30, 2003:

Earnings Before Unusual
Items	$1,257.2	$2.47
Charges for Unusual Items:
European Legal Judgment	(11.1)	(.02)
Callable Bonds	(11.4)	(.02)
Rounding	--	(.01)

Net Income	$1,234.7	$2.42

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions, except per share amounts)

	Three Months Ended September 30
	2004	2003	Change

Net Sales	$3,866.3	$3,641.6	+ 6.2%
Cost of products sold	2,601.8	2,426.7	+ 7.2%

Gross Profit	1,264.5	1,214.9	+ 4.1%
Marketing, research and general
expenses	625.4	589.6	+ 6.1%
Other (income) expense, net	8.5	21.3	N.M.

Operating Profit	630.6	604.0	+ 4.4%
Nonoperating expense	(26.4)	--	N.M.
Interest income	4.7	4.8	- 2.1%
Interest expense	(41.1)	(40.6)	+ 1.2%

Income Before Income Taxes	567.8	568.2	- 0.1%
Provision for income taxes	139.0	157.8	- 11.9%

Income Before Equity Interests	428.8	410.4	+ 4.5%
Share of net income of equity
companies	31.3	21.9	+ 42.9%
Minority owners' share of
subsidiaries' net income	(18.8)	(12.6)	+ 49.2%

Net Income	$441.3	$419.7	+ 5.1%

Net Income Per Share - Diluted	$.89	$.83	+ 7.2%

Note (Three Months):

1.	In 2003, a charge of $18.4 million for an unusual item is included in other (income) expense, net. The income tax benefit of this item is $7.0 million.

2.	The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2004	2003
Pro forma net income	$431.7	$406.6
Pro forma earnings per share - diluted	$.87	$.80

N.M.–Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions, except per share amounts)

	Nine Months Ended September 30
	2004	2003	Change
Net Sales	$11,441.1	$10,645.9	+ 7.5%
Cost of products sold	7,604.3	7,020.2	+ 8.3%

Gross Profit	3,836.8	3,625.7	+ 5.8%
Marketing, research and general
expenses	1,875.7	1,758.0	+ 6.7%
Other (income) expense, net	37.5	77.5	N.M.

Operating Profit	1,923.6	1,790.2	+ 7.5%
Nonoperating expense	(116.6)	--	N.M.
Interest income	12.7	13.9	- 8.6%
Interest expense	(120.5)	(128.2)	- 6.0%

Income Before Income Taxes	1,699.2	1,675.9	+ 1.4%
Provision for income taxes	382.5	480.2	- 20.3%

Income Before Equity Interests	1,316.7	1,195.7	+ 10.1%
Share of net income of equity
companies	92.1	78.2	+ 17.8%
Minority owners' share of
subsidiaries' net income	(53.9)	(39.2)	+ 37.5%

Net Income	$1,354.9	$1,234.7	+ 9.7%

Net Income Per Share - Diluted	$2.70	$2.42	+ 11.6%

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30

Notes (Nine Months):

1.	In 2003, charges of $34.0 million for unusual items are included in other (income) expense, net. The income tax benefit of these items is $11.5 million.

2.	The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2004	2003
Pro forma net income	$1,327.3	$1,192.2
Pro forma earnings per share - diluted	$2.64	$2.34

3.     OTHER INFORMATION:

	Nine Months Ended September 30
	2004	2003
Cash Dividends Declared
Per Share	$1.20	$1.02

Common Shares (Millions)	September 30
	2004	2003
Outstanding As Of	489.0	504.8
Average Diluted for:
Three Months Ended	497.1	507.8
Nine Months Ended	502.2	509.5

N.M.-Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
(Millions)

Supplemental Financial Information:

	September 30 2004	December 31 2003
Preliminary Balance Sheet Data:

Cash and cash equivalents	$315.5	$290.6
Accounts receivable	1,958.1	1,955.1
Inventories	1,675.1	1,563.4
Total assets	16,717.2	16,779.9
Accounts payable	1,137.9	1,141.4
Debt payable within one year	990.9	864.3
Total current liabilities	4,065.6	3,918.7
Long-term debt	2,363.5	2,733.7
Preferred securities of subsidiary	714.5	567.9
Stockholders' equity	6,605.1	6,766.3

	Nine Months Ended September 30
	2004	2003
Preliminary Cash Flow Data:

"Free Cash Flow" Reconciled to
Cash Provided by Operations:

Free cash flow	$1,197.3	$865.9
Capital spending	328.7	653.2
Cash dividends paid	571.9	500.0

Cash provided by operations	$2,097.9	$2,019.1

Cash used for investing	$(311.8)	$(1,121.3)

Cash used for financing	$(1,757.0)	$(1,099.6)

Depreciation and amortization	$616.2	$561.2

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2004	2003	Change	2004	2003	Change
NET SALES:
Personal Care	$1,494.1	$1,432.1	+ 4.3%	$4,465.5	$4,244.5	+ 5.2%
Consumer Tissue	1,323.4	1,278.1	+ 3.5%	3,925.3	3,689.6	+ 6.4%
Business-to-
Business	1,098.1	970.9	+13.1%	3,211.8	2,826.1	+13.6%
Intersegment
Sales	(49.3)	(39.5)	N.M.	(161.5)	(114.3)	N.M.

Consolidated	$3,866.3	$3,641.6	+ 6.2%	$11,441.1	$10,645.9	+ 7.5%

OPERATING PROFIT:
Personal Care	$292.0	$308.3	- 5.3%	$941.7	$904.4	+ 4.1%
Consumer Tissue	191.6	161.9	+18.3%	571.8	531.5	+ 7.6%
Business-to-
Business	187.6	179.4	+ 4.6%	548.9	505.2	+ 8.7%
Other income (expense),
net (a)	(8.5)	(21.3)	N.M.	(37.5)	(77.5)	N.M.
Unallocated items -
net	(32.1)	(24.3)	N.M.	(101.3)	(73.4)	N.M.

Consolidated	$630.6	$604.0	+ 4.4%	$1,923.6	$1,790.2	+ 7.5%

(a)	Operating profit for the three and nine months ended September 30, 2003 includes charges for unusual items of $18.4 million and $34.0 million, respectively.

N.M.-Not meaningful
Unaudited

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Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. Each reportable segment is headed by an executive officer who reports to the Corporation’s Chief Executive Officer and is responsible for the development and execution of global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue and Business-to-Business operations. These strategies include global plans for branding and product positioning, technology and research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; feminine and incontinence care products; baby wipes; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels and napkins for household use; and related products. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Page and other brand names.

The Business-to-Business segment manufactures and markets facial and bathroom tissue, paper towels, wipers and napkins for away-from-home use; health care products such as surgical gowns, drapes, infection control products, sterilization wraps, disposable face masks and exam gloves, respiratory products, and other disposable medical products; printing, premium business and correspondence papers; specialty and technical papers; and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.

Unaudited

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